Exhibit 99.1

ENHANCED TELECOM SERVICES

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jason Golz (Investors & Financial media)
(415) 439-4532

FOR RELEASE 7:30 AM, ET

METRO ONE EFFECTS 1-FOR-4 REVERSE STOCK SPLIT

PORTLAND, Oregon – July 6, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced that it has filed an amendment to its Third Restated Articles of Incorporation that will effect a 1-for-4 reverse stock split of the Company’s outstanding common stock. The Company’s shareholders approved a reverse stock split at the Annual Meeting held on June 21, 2006, at a ratio within a specified range, if and as determined by the Board of Directors. The Board of Directors has approved a ratio of 1-for-4 and authorized the filing of an amendment to effect the reverse stock split.

The reverse stock split will become effective at 1:05 p.m., Pacific time, on July 6, 2006. As a result of the reverse stock split, each four shares of common stock outstanding at that time will be automatically reclassified and changed into one share of common stock, and the total number of shares outstanding will be reduced from approximately 24.9 million shares to approximately 6.2 million shares post-split. The reverse stock split will result in similar adjustments to the Company’s outstanding stock options and securities reserved for issuance under its current incentive plans. No fractional shares will be issued in connection with the reverse stock split and, upon surrender of their stock certificates; shareholders will receive cash in lieu of the fractional shares to which they would otherwise be entitled.

The reverse stock split was proposed by the Company’s Board of Directors in an effort to, among other things, comply with the $1 minimum bid price requirement of, and to remain listed on, the Nasdaq Capital Market. The Company’s common stock will trade under the symbol “INFOD” for 20 trading days beginning July 7, 2006 to designate that it is trading on a post-split basis, and will resume trading under the symbol “INFO” after the 20-day period has expired. This assumes that after the reverse stock split the Company will be able to comply with the $1 minimum bid requirement and any other applicable requirements of the Nasdaq Capital Market.

Shareholders whose shares are held by a bank, broker or other nominee will not be required to take any action to effect the exchange of their shares. Shareholders of record who hold stock certificates will receive a letter of transmittal requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Mellon Investor Services LLC, the Company’s transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services. The Company operates call centers located in the United States. Metro One handled approximately 231 million requests for information in 2005. In addition, the Company provides millions of data updates and validations each month to a wide range of direct marketers and other enterprises. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.

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